UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2019

Aradigm Corporation

(Exact name of registrant as specified in its charter)

California	001-36480	94-3133088
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3929 Point Eden Way, Hayward, California	94545
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 265-9000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	ARDMQ	OTCC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 6, 2019 Aradigm Corporation (the “Company”) entered into a Debtor in Possession Loan Agreement (the “DIP Loan Agreement”) with 21 April Fund, Ltd and 21 April Fund LP. An order was signed by the United States Bankruptcy Court, Northern District of California, Oakland Division authorizing Aradigm to enter into the DIP Loan Agreement.

The DIP Loan Agreement provides for a first lien, superpriority, revolving credit facility in an aggregate principal amount of $2 million. The proceeds shall be used for working capital and general corporate purposes while Aradigm commences a process to substantially sell all of its assets to an interested party, subject to Court approval.

Interest shall accrue at the Base Rate plus 3% per annum. The Base Rate will be the higher of a) 1% or b) the prime rate published in the Money Rates Section or column of the Wall Street Journal. The maturity date will be the earlier of i) January 31, 2020, ii) the closing date of any Asset Sale affecting all or substantially all of the Borrower’s assets, iii) the effective date of any Restructuring Plan of Borrower confirmed by the Bankruptcy Court and iv) the acceleration of the Loan as a result of the occurrence of an Event of Default. The loan is secured by all owned or hereafter acquired assets and property of the Company.

The following documents have been filed with the United States Bankruptcy Court (Aradigm Corporation, Debtor and Debtor in Possession, Case no.: 19-40363): Debtor in Possession Loan Agreement, Security Agreement and Promissory Note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARADIGM CORPORATION

Dated: June 10, 2019	By:	/s/ John M. Siebert
Name: John M. Siebert
Title: Executive Chairman, Interim Principal Executive Officer and Acting Principal Financial Officer